Exhibit 99.1


              Gibraltar Names David Kay Executive Vice President,
                    Chief Financial Officer, and Treasurer;
     Jack Flint to Become Senior Vice President, Controller, and Secretary


    BUFFALO, N.Y.--(BUSINESS WIRE)--March 22, 2004--Gibraltar (Nasdaq:
ROCK) today announced that its Board of Directors has named David W. Kay Executive Vice President, Chief Financial Officer, and Treasurer, effective April 1. John E. (Jack) Flint, who had been CFO, has accepted the new position of Senior Vice President, Controller, and Secretary.
    Kay, 55, had been a Director, Vice President, Treasurer, and Chief Financial Officer for Tecumseh Products Company (Nasdaq: TECUA), a $1.8-billion global manufacturer of hermetic compressors, small gasoline engines, general purpose pumps, and electric motors, for the past four years.
    Prior to that, Mr. Kay was Corporate Controller at RTI International Metals, Inc. (NYSE: RTI), a $400-million manufacturer of titanium metal, for 15 years. He also worked for five years at Sharon Steel Corporation as Director of Corporate Accounting. Mr. Kay, a Certified Public Accountant, began his career at Ernst & Ernst, where he worked with a wide range of organizations, including a number of small and large manufacturers.
    "David Kay is a tested and proven executive, with experience helping to run a global manufacturing company with nearly $2 billion in annual sales, an extensive background coordinating mergers and acquisitions, and great familiarity with Wall Street and SEC requirements. Those skills, and the fact that he has had a distinguished and successful career in both the metals and manufacturing industries, made him the ideal candidate to fill our CFO position," said Brian J. Lipke, Chairman and Chief Executive Officer.
    "Dave's addition to the Gibraltar leadership team significantly strengthens our company, and his experience and expertise will be invaluable as we set our sights on the next set of growth goals for
Gibraltar: increasing our annual sales to $2 billion, and our annual net income to $100 million, by 2009, or sooner," said Mr. Lipke.
    "The newly created position of Senior Vice President, Controller, and Secretary will make full use of Jack's experience and abilities," said Mr. Lipke. "During his 26 years with Gibraltar, Jack's many contributions have helped this company grow from a small Buffalo-based steel processor into one of North America's leading building products manufacturers and metals processors. Jack's new role will be vital as we continue to expand and strengthen Gibraltar."
    Gibraltar is a manufacturer and distributor of more than 5,000 residential and commercial building products, one of North America's leading metal processors, and North America's second-largest commercial heat treater. The Company serves approximately 10,000 customers in a variety of industries in all 50 states, Canada, and Mexico. It has approximately 3,700 employees and operates 70 facilities in 26 states, Canada, and Mexico.

    Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to a number of risk factors, including: the impact of changing steel prices on the Company's results of operations; changing demand for the Company's products; risks associated with the integration of acquisitions; and changes in interest or tax rates.

    Gibraltar's news releases, along with comprehensive information about the Company, are available on the Internet, at www.gibraltar1.com.

    CONTACT: Gibraltar
             Kenneth P. Houseknecht, 716-826-6500
             khouseknecht@gibraltar1.com